Exhibit 99.a(ii)

BAILLIE GIFFORD FUNDS

Amendment No.1

to the Amended and Restated Agreement and Declaration of Trust of Baillie Gifford Funds

The undersigned, being at least a majority of the trustees of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), effective as of September 23, 2015, hereby consent to and adopt this Amendment No. 1 (this “Amendment”) to the Trust’s Amended and Restated Agreement and Declaration of Trust dated December 31st, 2014 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined this Amendment to be consistent with the fair and equitable treatment of all shareholders of the Trust, and hereby direct that this Amendment be filed with the Secretary of The Commonwealth of Massachusetts.

Section 6 of Article III of the Declaration of Trust is hereby amended by replacing the first sentence of the Section with the following sentence:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the following Series and classes shall be, and is hereby, established and designated:  The International Equity Fund, The International Choice Fund, The EAFE Fund, The EAFE Choice Fund, The EAFE Pure Fund, The Emerging Markets Fund, The Emerging Markets Bond Fund, The Global Alpha Equity Fund, The North American Equity Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund.

This Amendment may be executed in any number of counterparts each of which shall be deemed an original.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand as of the day and year first above written.

/s/ John G. Barrie, Jr.	/s/ George W. Browning
John G. Barrie, Jr., Trustee	George W. Browning, Trustee

/s/ Howard W. Chin	/s/ Bruce C. Long
Howard W. Chin, Trustee	Bruce C. Long, Trustee

/s/ Robert E. Rigsby	/s/ Peter C. Hadden
Robert E. Rigsby, Trustee	Peter C. Hadden, Trustee